UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 17, 2005

CREATIVE VISTAS, INC.

(Exact name of registrant as specified in its charter)

Arizona	0-30585	86-0464104

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No)

2100 Forbes Street

Unit 8-10

Whitby, Ontario, Canada L1N 9T3

(905) 666-8676

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

(Former name or former address, if changed from last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 4 - Matters Related to Accountants and Financial Statements

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On November 17, 2005, Creative Vistas, Inc., an Arizona corporation (“the Company”), determined that as the result of ongoing discussions with the SEC staff regarding the Company’s registration statement on form SB-2 concerning the accounting for its convertible term note, warrants and options for the purchase of shares of common stock issued on September 30, 2004, the Company will have to restate its Consolidated Balance Sheet and Statement of Operations for the year ended December 31, 2004 and the periods ended September 30, 2004, March 31, 2005 and June 30, 2005.

Until the Company has restated and reissued its results for the applicable periods, investors and other users of the Company’s SEC filings are cautioned not to rely on the Company’s financial statements for the year ended December 31, 2004 and periods ended September 30, 2004, March 31, 2005, and June 30, 2005, to the extent they are affected by the accounting issues described above.

The Company has not completed its assessment of the effect of the change in accounting treatment related to the September 2004 convertible term note on the financial statements noted above. The Company intends to (i) file a formal response to the SEC’s accounting comments related to the Company’s registration statement on Form SB-2, (ii) respond to any additional accounting comments issued by the SEC, and (iii) file a restatement of financial statements of the annual report for the year ended December 31, 2004 and quarters ended September 20, 2004, March 31, 2005 and June 30, 2005. All readers of this Current Report are urged to review such restated results of operations upon their issuance.

As a result of the foregoing, the Company will not be able to file its Quarterly Report on Form 10-QSB (the “10-QSB”) for the period ended September 30, 2005 with the SEC in a timely fashion. The Company filed a Form 12b-5 Notification of Late Filing on November 15, 2005 making its 10-QSB due on November 21, 2005. It appears at this time that the Company will not be able to file its 10-QSB by that date and that the filing will be delinquent. The Company intends to file the 10-QSB as soon as possible, incorporating the accounting changes discussed with the SEC.

On September 30, 2004, the Company entered into a series of agreements with Laurus Master Fund, Ltd. (“Laurus”) whereby we issued to Laurus (i) a secured convertible term note (the “Note”) in the amount of $4.5 million, (ii) a maximum revolving credit facility of $3 million, (iii) related options to purchase up to 1,499,997 shares of common stock of the Registrant at a price of two-thirds of a cent per share (the “Option”), and (iv) a seven year warrant to purchase up to 2,250,000 shares of common stock of the Registrant at a price of $1.15 per share (the “Warrant”). The principal amount of the Note bears interest at the prime rate plus two percent with a minimum rate of six percent. The minimum monthly payment on the Note is $100,000, plus the monthly interest payment, and must be paid in either cash, the common stock of the Company or a combination thereof, depending on the occurrence of certain criteria. Upon the occurrence of certain conditions, Laurus has the option to convert the entire principal amount of the Note, together with interest thereon into shares of the Company's common stock at a conversion price of $1 per share, provided that such conversion does not result in Laurus beneficially owning more than 4.99% of our outstanding shares of common stock.

During its review of the Company’s registration statement on Form SB-2, the SEC staff initiated discussions with the Company about the Company’s accounting for the convertible term note, warrants and options issued to Laurus including discussions regarding the method used to account for the convertible term note, warrants and options, including whether or not (i) the convertible term note is a conventional convertible debt, (ii) the convertible term note contained a “beneficial conversion feature” which should be accounted for under EITF 98-5 and EITF 00-27, or whether the conversion option is a derivative requiring bifurcation (iii) the warrants and options should be accounted for as liabilities and (iv) there are other embedded derivatives requiring bifurcation .

As a result of these discussions with the SEC staff and the Company’s ongoing analysis of the September 30, 2004 transactions as described above, the Company has preliminarily determined that the convertible term note is not a conventional convertible debt. The warrants and options which were previously recorded as beneficial conversion features will be eliminated from the balance sheet and the amortization of beneficial conversion features will be eliminated from results of operation. Those warrants and options will be valued along with any other embedded derivatives in the convertible term note requiring bifurcation at each balance sheet date. In addition, the warrants and options issued should be accounted for as liabilities and marked to market at each balance sheet date. This change may have a material impact on the financial position and the results of operations and earnings per share for the relevant quarters and the year ended December 31, 2004.

The Company cautions that its discussions with the SEC staff are ongoing, as a result of which there can be no assurance that the adjustments described above will in fact be the final adjustments that the Company determines are required.

The Company intends to file the amended financial statements with the SEC as soon as possible after the completion of its discussions with the SEC staff.

The authorized officers of the Company have discussed with the Company’s independent accountant the matters disclosed in this filing pursuant to Item 4.02(a) and the Company’s Board of Directors has approved the filing of this Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CREATIVE VISTAS, INC.

Dated: November 17, 2005	By:	/s/ Sayan Navaratnam
Sayan Navaratnam
CEO